UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007

ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 Tower Parkway Lincolnshire, IL 60069		60069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 541-9500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.—Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director.

On February 28, 2007, the Board of Directors of ACCO Brands Corporation (the “Company”) appointed Robert H. Jenkins as a director, effective as of March 5, 2007. Mr. Jenkins is expected to serve until the Company’s 2008 annual stockholders’ meeting and until his successor is duly elected and qualified. Mr. Jenkins fills the vacancy left on the Board due to the resignation of Forrest M. Schneider in November 2006. The Board of Directors determined that Mr. Jenkins meets the independence requirements of the New York Stock Exchange and those set forth in the Company’s Corporate Governance Principles.

Mr. Jenkins is the retired Chairman and Chief Executive Officer of Sundstrand Corporation, a diversified international company and the leading global supplier of aircraft electric generating systems for the aerospace industry. In 1999, Sundstrand merged with United Technologies Corporation. Prior to joining Sundstrand, Mr. Jenkins was Executive Vice President of Illinois Tool Works Inc., where he had served for seventeen years in various business leadership roles. Mr. Jenkins currently is the lead director of AK Steel Holding Corporation, having served as board Chairman for two years. He also serves as a board director for Clarcor, Inc., and Solutia, Inc.

(e) Compensation Arrangements with Named Executive Officers.

On February 27, 2007 the Compensation Committee of the Board of Directors of the Company took certain actions with respect to the compensation of the Company’s named executive officers. With respect to David D. Campbell, Chairman and Chief Executive Officer of the Company, these actions were approved by the full Board of Directors of the Company on February 28, 2007.

Base Salary Adjustments

The following base salary adjustments, which reflect increases from 2006 base salaries for the officers listed below, were approved effective as of April 1, 2007:

Name and Title	Base Salary
David D. Campbell, Chairman and Chief Executive Officer	$750,000
Neal V. Fenwick, Executive Vice President and Chief Financial Officer	$400,000
Dennis L. Chandler, President and Chief Operating Officer, Office Products Group	$400,000
Boris Elisman, President-Kensington Computer Products Group	$350,000
John Turner, President-Industrial Print Finishing Group	$335,000

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2006 Cash Bonuses

The following cash bonuses were approved as annual management incentive awards pursuant to the Company’s Amended and Restated 2005 Incentive Plan (the “Incentive Plan”). These amounts reflect the Compensation Committee’s determination of each officer’s level of attainment of previously established performance goals for 2006:

Name and Title	Amount
David D. Campbell, Chairman and Chief Executive Officer	$315,000
Neal V. Fenwick, Executive Vice President and Chief Financial Officer	$121,875
Dennis L. Chandler, President and Chief Operating Officer, Office Products Group	$121,875
Boris Elisman, President-Kensington Computer Accessories	$82,500
John Turner, President-Industrial Print and Finishing Group	$66,508

2007 Performance Targets Under the Annual Executive Incentive Compensation Plan

The Compensation Committee approved 2007 performance targets for awards under the Incentive Plan. Named executive officers will be eligible for cash awards upon the achievement of performance targets based on the Company’s operating income subject to certain adjustments, gross margin dollar growth and improvement in working capital efficiency through a reduction in trade cycle days. For 2007, a target bonus of 90% of base salary was set for Mr. Campbell, and targets ranging from 40% to 65% of base salary were set for the other named executive officers. Final bonus amounts remain subject to increase or decrease at the discretion of the Board of Directors or Compensation Committee, provided that no award may be increased by more than twice the target bonus amount.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)
Date: March 5, 2007	By:	/s/Steven Rubin
Name:	Steven Rubin
Title:	Senior Vice President, Secretary